Exhibit 99.6

Item 6.	SELECTED FINANCIAL DATA

The following table shows selected consolidated financial information of the Company and has been derived from audited financial statements. This financial information should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Form 10-K.

	Year Ended December 31,
In thousands, except per share amounts	2017	2016	2015	2014	2013
Income Statement Data
Net sales	$3,881,756	$2,931,188	$3,307,998	$3,044,454	$2,566,392
Gross profit	1,065,313	924,239	1,047,816	935,982	764,027
Operating expenses	(644,234)	(467,632)	(438,962)	(406,198)	(319,291)
Income from operations	$421,079	$456,607	$608,854	$529,784	$444,736
Interest expense, net	$(77,884)	$(50,298)	$(27,254)	$(29,074)	$(25,247)
Other (expense) income, net	8,868	6,528	3,768	7,145	1,598
Net income attributable to Wabtec shareholders	$262,261	$304,887	$398,628	$351,680	$292,235
Diluted Earnings per Common Share
Net income attributable to Wabtec shareholders (1)	$2.72	$3.34	$4.10	$3.62	$3.01
Cash dividends declared per share (1)	$0.44	$0.36	$0.28	$0.20	$0.13
Fully diluted shares outstanding (1)	96,125	91,141	97,006	96,885	96,832
Balance Sheet Data
Total assets	$6,579,980	$6,581,018	$3,229,513	$3,303,841	$2,821,997
Cash and cash equivalents	233,401	398,484	226,191	425,849	285,760
Total debt	1,870,528	1,892,776	692,238	521,195	450,709
Total equity	2,828,532	2,976,825	1,701,339	1,808,298	1,587,167

(1)	Information above for net income attributable to Wabtec shareholders, cash dividends declared per share and fully diluted shares outstanding for all periods presented reflects the two-for-one split of the Company’s common stock, which occurred on May 14, 2013.